-------          U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                  Wasington, D.C. 20549
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                                                            OMB APPROVAL
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                                                       OMB Number:  3235-0287
                                                       Expires: April 30, 1997
                                                       Estimated average burden
                                                       hours per response...0.5
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940.

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1.  Name and Address of Reporting Person

    RALES   MITCHELL  P.
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    (Last)   (First)  (Middle)

    1250 24TH STREET, N.W., SUITE 800
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                (Street)

WASHINGTON, DC                 20037
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  (City)       (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    DANAHER CORPORATION     (DHR)
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3. IRS or Social Security Number
   of Reporting Person (Voluntary)

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4. Statement for Month/Year

                 OCTOBER, 1996
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5. IF Amendment, Date of Original
   (Month/Year)

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6. Relationship of Reporting Person to Issuer

   (Check all applicable)

[X] Director   [X] 10% Owner

[X] Officer (give title below)  [ ] Other
                                    (specify below)

   Chairman of Executive Committee
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          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
 1. Title        2. Trans-     3. Trans-        4. Securities Acquired (A)     5. Amount of         6. Owner-          7. Nature of
    of              action        action            or Disposed of (D)            Securities           ship               Indirect
    Security        Date          Code              (Instr. 3, 4 and 5)           Beneficially         Form:              Beneficial
    (Instr. 3)      (Month/       (Instr. 8)                                      Owned at End         Direct (D) or      Ownership
                     Day/      -------------    ----------------------------      of Month             Indirect (I)       (Instr. 4)
                     Year)       Code    V       Amount   (A) or (D)  Price       (Instr. 3 and 4)     (Instr. 4)
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
COMMON STOCK,
par value $.01
per share        October 25,       P     --     250,000        A      $41.05      $1,431,443 (1)           D                 --
                    1996
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COMMON STOCK,                                                                                                            THROUGH
par value $.01                                                                                                           EQUITY
per share            --           --     --       --           --       --        $12,032,444              I             GROUP
                                                                                                                         HOLDINGS
                                                                                                                         LLC (2)
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COMMON STOCK,                                                                                                            THROUGH
par value $.01                                                                                                           EQUITY
per share            --           --     --       --           --       --        $8,776,820               I             GROUP
                                                                                                                         HOLDINGS II
                                                                                                                         LLC (2)
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
(1) Includes 1,055,511 shares pledged as collateral to secure a loan of shares to the Reporting Person by Capital Yield Corporation.
(2) Mitchell P. Rales and his brother, Steven M. Rales, are the sole members of Equity Group Holdings LLC and Equity Group Holdings II LLC.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Response)

                                                                 SEC 1474 (8-92)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.          2.         3.       4.         5.           6.              7.             8.          9.          10.         11.
Title       Conver-    Trans-   Trans-     Number of    Date            Title and      Price       Number      Owner-      Nature
of          sion or    action   action     Derivative   Exercisable     Amount         of          of          ship        of
Derivative  Exercise   Date     Code       Securities   and             of             Deriv-      Deriv-      Form of     Indirect
Security    Price of            Instr. 8)  Acquired     Expiration      Underlying     ative       ative       deriv-      Bene-
(Instr. 3)  Deriv-     (Month/             (A) or       Date            Securities     Security-   Secur-      ative       ficial
            ative      Day/                Disposed                     (Instr. 3,     (Instr. 5)  ities       Security:   Owner
            Security   Year)               of (D)       (Month/          and 4)                    Bene-       Direct (D)  ship
                                           (Instr.        Day/                                     ficially    or          (Instr.
                                            3, 4 )        Year)                                    Owned at    Indirect     4)
                                            and 5)                                                 End of      (I)
                                                                                                   Month       (Instr. 4)
                                                                                                   (Instr. 4)
                                 --------  ----------   --------------  -------------
                                 Code   V   (A)  (D)    Date    Expir-  Title  Amount
                                                        Exer-   ation          or
                                                        cisable Date           Number

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


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
Explanation of Responses:

                               ----------------------------------     ----------
                               **Signature of Reporting Person           Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violation. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three compies of this Form, one of which must be namually signed. If space provided is insufficient, see Instruction 6 for procedure.


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